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                                                                   EXHIBIT 4.5.1

                AMENDMENT NO. 1 TO THE PATTERSON-UTI ENERGY, INC.
               AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
                      ADOPTED BY THE BOARD OF DIRECTORS OF
               UTI ENERGY CORP. (THE "COMPANY") ON APRIL 26, 1999

         RESOLVED, than an amendment (the "1997 Amendment") to the Company's Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan"), to increase the number of shares authorized for issuance under the 1997 Plan by 900,000 is hereby authorized, ratified and approved.